EXHIBIT 6.4

SIBANNAC, INC.

LETTER OF INTENT

FOR PURCHASE OF SPUR BIOTECH, LLC

This Letter of Intent (the “LOI”) outlines the key terms of a proposed purchase of SPUR BIOTECH, LLC, an Ohio limited liability company, located in Hudson Ohio, hereinafter referred to as the company (“Company” or “SPUR”) by SIBANNAC, INC. (“Purchaser” or “SIBANNAC”). SPUR has the right but not the obligation to sell, assign, transfer, or exchange its ownership interest to a newly formed acquisition company prior to the final definitive agreement.

Transaction:	The Company is in development of organic plant vaccine.

SIBANNAC, Inc. is a Nevada corporation and is publicly traded on the OTC market as SNNC. The company is engaged in the development, marketing and sale of beverage and supplement products.

Phase 1: SIBANNAC acquires up to, but not to exceed 46.5% of the membership units of SPUR in exchange for a newly created class of SIBANNAC stock. This class shall be designated as an 8.25% coupon non-convertible preferred, held solely by SPUR, and shall contain such other terms and designations as the parties mutually agreed upon in a definitive Agreement. The amount will depend on the total amount provided. See Exhibit A for further clarification.

Such Agreement shall also provide terms for the remaining 51% of SPUR’s membership interest, whether in cash and/or stock or some other arrangement.

Upon closing, SIBANNAC will add a seat to the Board of Directors and SPUR shall designate the individual to fill the vacancy, subject to said individual’s eligibility to sit on the board of directors of a public company.

Phase 2: SIBANNAC shall conduct an audit and upon issuance shall file the necessary documents with the SEC as a fully reporting company.

Phase 3: SIBANNAC will file a secondary public offering under Regulation A, seeking up to $50M. The parties will agree to terms in the definitive agreement regarding the benchmarks to be achieved through the offering.

To Be Determined:

1. Un-wind of acquisition if benchmarks are not achieved – see Exhibit B

During the pendency of the proposed transaction, any funds raised by SIBANNAC in an equity sale shall not exceed 24% of the outstanding stock issued and shall not have any effect on SPUR’s equity position upon closing.

SPUR BioTech, LLC, (SBT-O) is an Ohio Limited Liability Company. SBT-O creates high performance plant bio-derived products from genetically modified plant crops as attractive alternates for biopharmaceuticals. SBT-O’s IP protected technologies enable the biochemically tailoring of targeted molecules using a non-transgenic plant stem cell which is then genetically modified through plant crop breeding thus yielding high thru-put propagation and rapid automated full spectrum biome crop growing.

Phase 1: SPUR BioTech, LLC (the Ohio LLC hereby noted as SBT- O) is to be acquired by SPUR BioTech, LLC (the Arizona LLC hereby noted as SBT-A). Shares before and after are noted in Exhibit A.

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Phase 2: If SNNC does not perform with providing funding within the next 90 days, then either party can negate the transaction. If SNNC only partially performs, yet is acceptable to SBT-A, the their equity ownership is noted in Schedule B.

Phase 3: The current shareholders of SBT-A (minus SNNC’s allocation) will receive a royalty based on a per dosage of $1.50 to be maintained on an indefinite period of time.

Dispute Resolution:	Mediation and arbitration are required if unresolved.

Execution:	The Parties shall execute this Term Sheet by July 18, 2022.

Due Diligence:	Acceptable business, technical, financial, legal and tax due diligence by the Parties. This is a non-binding letter of intent.

Expenses:	Each party is responsible for its own legal fees and other expenses..

Confidentiality and Nondisclosure:	No party will make any public announcement of the signing of this LOI or the transactions contemplated hereby or of the pendency of discussions between the parties or disclose the contents of this LOI without the consent of the other party hereto, except as otherwise required by law.

COMPANY:

SPUR BIOTECH, LLC

By: /s/ D.J. Keehan D.J. KEEHAN Managing Member	7/18/22 Date

SIBANNAC, INC.:

By: /s/ David Mersky DAVID MERSKY CHIEF EXECUTIVE OFFICER SIBANNAC, INC.	7/18/22

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Exhibit A

Current % Allocation of Units

The initial ownership of SPUR BioTech Ohio before acquisition of SPUR BioTech Arizona is as follows

SPUR BioTech, LLC
SPUR Catalyst, LLC	65.80%
DJ Keehan	21.93%
Randy and Nye Family	43.87%
Stephen Hanudel	1.00%
Michael O’Boyle	1.00%
Chris Gonda	0.60%
Laura Steelman	0.60%
Hans Katensmith	10.00%
Michael Turcotte	10.00%
Ajay Mahajan	9.00%
Leah Shriver	1.00%
Catherine Konopka	1.00%
100.00%

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EXHIBIT A (CON’T)

Final % Allocation of Units

The final ownership of SPUR BioTech Ohio after acquisition of SPUR BioTech Arizona and a 95% dilution - is as follows:

Reduction %	95%		500,000
Revised SPUR BioTech, LLC	% Based on Reduction	% After Adjustment	# of Shares
SPUR Catalyst	3.29%	3.30%
DJ Keehan	1.10%	12.50%	62,500
Randy and Nye Family	2.19%	2.50%	12,500
Stephen Hanudel	0.05%	0.50%	2,500
Michael O’Boyle	0.05%	0.50%	2,500
Chris Gonda	0.03%	0.30%	1,500
Laura Steelman	0.03%	0.30%	1,500
Hans Katensmith	0.50%	2.50%	12,500
Michael Turcotte	0.50%	10.00%	50,000
Ajay Mahajan	0.45%	5.00%	25,000
Leah Shriver	0.05%	0.50%	2,500
Catherine Konopka	0.05%	0.50%	2,500
MDHC Johnson Family Partnership	0.00%	9.20%	46,000
Cantera Family Office	0.00%	9.20%	46,000
Sibannac	0.00%	46.50%	232,500
Treasury Stock	0.00%	0.00%	-
	5.000%	100.00%	500,000

* Each investor receives twice their principal investment back in the form of preferred interest.

It should be noted that upon at time of initial distributions, the investors as noted here and on page before are to receive twice their investment returned (their investment plus a 100% return)). This will have no impact on their equity allocation noted in Column titled % After Adjustment.

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Exhibit B

Benchmarks

It is understood that Sibannac could provide more or less than the planned $1,000,000 for the 1,000,000 shares of preferred. SNNC’s equity ownership is The formula is the maximum amount of SNNC’s ownership of SPUR (46.5%) - multiplied by the amount of the loan provided - divided by the maximum amount of funds to be provided ($1,000,000).

An example of various scenarios:

Max. Loan Planned by SNNC	Max. SNNC Planned %
$1,000,000	46.50%
Amount of Loan Provided	Allocation Factor
$500,000	23.25%
$750,000	34.88%
$1,000,000	46.50%

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